Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between Providence Service Corporation, including its subsidiary and affiliated companies (collectively, “Employer” or the “Company”), and James Lindstrom (“Employee”) (collectively referred to as the “Parties”) on the terms and conditions set forth below.

WHEREAS, the Company and Employee have mutually agreed that Employee’s employment with the Company will end as of November 15, 2017 (the “Separation Date”);

WHEREAS, the Company and Employee had previously entered into an Employment Agreement on August 6, 2015 (the “Employment Agreement”) which the Company and Employee intend to adhere to and with respect to which the Company intends to provide payments and other consideration to Employee pursuant to the Employment Agreement and this Agreement.

WHEREAS, the Parties desire, in exchange for the consideration provided in accordance with this Agreement, to waive and release any and all claims that the Parties may have against each other.

NOW THEREFORE, in consideration of and exchange for the promises, covenants, and releases contained herein, the Parties mutually agree as follows:

1.       Effective Date. Employee’s employment with the Company will end on and Employee shall tender his resignation as a director of the Company effective as of the Separation Date, and the Company and Employee agree that such date will be the date of Employee’s “separation from service” with the Company for purposes of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Code Section 409A”). This Agreement shall be effective as provided in the following acknowledgements. Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act (“ADEA”). Employee also acknowledges that the consideration given for the waiver and release contained in this Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the Older Workers’ Benefit Protection Act, that: (i) Employee’s waiver and release does not apply to any rights or claims that may arise after the Effective Date (defined below); (ii) Employee should consult with an attorney prior to executing this Agreement; (iii) Employee has at least twenty-one (21) days to consider this Agreement (although Employee may by Employee’s own choice execute this Agreement earlier); (iv) Employee has seven (7) days following the execution of this Agreement by the Parties to revoke the Agreement; and (v) this Agreement shall not be effective until the date upon which the revocation period has expired (“Effective Date”). Employee may revoke this Agreement only by giving the Company written notice of Employee’s revocation of this Agreement, to Sophia Tawil, the Company’s Senior Vice President, General Counsel, and Corporate Secretary, to be received by the Company by the close of business on the seventh (7th) day following Employee’s execution of this Agreement.

2.       Separation Benefits.

a.     Provided that Employee does not revoke this Agreement as provided in Section 1 above, the Company shall provide to Employee the following amounts and benefits at the times specified:

(i)     A lump sum payment in cash equal to $704,167.00, which shall be paid, less applicable withholdings, on the first Company payroll date in January 2018 that occurs after the Effective Date.

(ii)     Provided Employee properly elects continued group health plan benefits under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), the monthly COBRA premiums shall equal the amount Employee would have paid each month for such group health plan coverage had Employee remained actively employed by the Company. For the avoidance of doubt, Employee’s COBRA continuation period shall end upon the earlier of (a) when Employee becomes covered under another employer’s group health plan, and (b) the expiration of the maximum COBRA continuation coverage period for which Employee is eligible under COBRA.

(iii)     A non-prorated bonus under the Annual Incentive Program (“AIP”) for the AIP performance period ending December 31, 2017 in an amount equal to two hundred percent (200%) of Employee’s Base Salary in effect on the Separation Date. Such non-prorated AIP bonus shall be paid in cash, less applicable withholdings, on the first Company payroll date in January 2018 that occurs after the Effective Date.

Employee hereby agrees and acknowledges that Employee will not be entitled to any other payments from the Company, including but not limited to any payment for any bonus, incentive, and/or other similar plan of the Company, including but not limited to the Management Incentive Plan and/or any other incentive or bonus program of the Company. Employee further hereby acknowledges payment by separate check a lump sum payment, less any and all statutory deductions, for all earned but unused vacation pay accrued by Employee as of the Separation Date pursuant to Company policy. Notwithstanding the foregoing, to the extent not theretofore paid or provided, the Company shall pay or provide, or cause to be paid or provided, to Employee all amounts or benefits required to be paid or provided or which Employee is eligible to receive under Company plans, programs or agreements, including equity award agreements or Company retirement plans, in each case in accordance with the terms and normal procedures of each such plan, program or agreement and based on accrued and vested benefits through the Separation Date, and this Agreement does not amend or alter the terms and conditions of, or otherwise terminate any rights of Employee (if any) under any of the Company’s retirement plans in effect as of the Separation Date. Employee’s eligibility to make contributions to the Company’s 401(k) plan and the Company’s matching obligations under such plans, if any, will cease as of the Separation Date.

b.     Employee’s rights with respect to long-term incentive benefits, including without limitation restricted stock, restricted stock units or rights under the Company’s long-term incentive and other share-based compensation plans shall be governed in accordance with the terms of such plans, and this Agreement shall not serve to amend such plans or alter Employee’s or the Company’s rights or obligations under such plans. Notwithstanding the foregoing, all Employee’s unvested stock options shall fully vest upon the Separation Date and shall be exercisable until December 31, 2018 and shall expire at 11:59 p.m. on such date; and Employee shall be granted additional nonqualified stock options, fully vested on the Separation Date, to purchase 125,000 shares of the Company’s common stock at an exercise price of $61.33, which additional options for 125,000 shares shall be exercisable until December 31, 2018 and shall expire at 11:59 p.m. on such date.

c.     The payment and provision of any payments and/or benefits provided herein shall be contingent upon Employee’s compliance with the covenants set forth in this Agreement. Any breach of the covenants set forth in this Agreement will cause Employee to forfeit any right to continued payment or provision set forth in this Agreement regardless of the amount provided or paid prior to the date of the breach. Employee will not be entitled to any of the payments and/or benefits provided herein until the occurrence of each of the following: (i) this Agreement is fully executed by the Parties hereto; (ii) this Agreement becomes effective as provided in Section 1, above, and (iii) Employee maintains confidence with the covenant contained in Section 7 of the Employment Agreement.

3.       Acknowledgments.

a.     Acknowledgments by Employee. Employee acknowledges that Employee would not otherwise be entitled to consideration in the full amount set forth above were it not for Employee’s covenants, promises, and releases set forth hereunder. Employee further acknowledges and agrees that upon receiving the separation payments and benefits described above, Employee will have received all wages and other compensation or remuneration of any kind due or owed from the Company, including but not limited to all wages, overtime, or other wage premiums, bonuses, advances, vacation pay, severance pay, and any other incentive-based compensation or benefits to which Employee was or may become entitled or eligible. Finally, Employee acknowledges that the Company has provided Employee with all notices, leaves and benefits to which Employee may have been entitled to under the Family and Medical Leave Act, the Americans with Disabilities Act, the Uniformed Services Employment and Reemployment Right Act, and/or any and all state statutes regarding employee leave (including but not limited to those regarding medical leave, family leave, military leave, civic leave, etc.).

b.     Acknowledgements by the Company. The Company acknowledges and agrees that it will promptly reimburse all reasonable expenses incurred by Employee on or before the Separation Date in carrying out Employee’s duties, provided that Employee complies with the Company’s policies, practices and procedures for submission of expense reports, receipts, or similar documentation of such expenses. For a period of six (6) years following the Separation Date, the Company shall, to the extent permitted by the Company’s insurer, continue to cover Employee under its directors and officers insurance policy (as such policy may be amended or replaced from time to time) for Employee’s pre-Separation Date services as a director and officer of the Company, which shall provide Employee with coverage to the same extent that such coverage is then maintained for officers or directors of the Company in active service.

4.       Releases and Waivers of Claims.

a.     Employee’s Release and Waiver of Claims. Employee on Employee’s own individual behalf and on behalf of Employee’s respective predecessors, heirs, successors and assigns, hereby releases and forever discharges the Company, and each of the Company’s employees, shareholders, officers, directors, agents, attorneys, insurance carriers, parents, subsidiaries, divisions or affiliated organizations or corporations, whether previously or hereafter affiliated in any manner, and the respective predecessors, successors and assigns of all of the foregoing (collectively referred to hereinafter as “Released Parties”), from any and all claims, demands, causes of action, obligations, charges, damages, liabilities, attorneys’ fees, and costs of any nature whatsoever, contingent, or non-contingent, matured or unmatured, liquidated or unliquidated, whether or not known, suspected or claimed, which Employee had, now has or may claim to have had as of the Effective Date against the Released Parties (whether directly or indirectly) or any of them, by reason of any act or omission whatsoever, concerning any matter, cause or thing, including, without limiting the generality of the foregoing, any claims, demands, causes of action, obligations, charges, damages, liabilities, attorneys’ fees and costs relating to or arising out of any alleged violation of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or a tort, or any legal restrictions on any of employer’s right to terminate employees, or any federal, state, municipal or other governmental statute, public policy, regulation or ordinance, including but not limited to the following: the Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990, as amended; 42 U.S.C. 12101, et. seq.; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974; the Equal Pay Act of 1963; the Worker Adjustment and Retraining Notification Act, including but not limited to any state version thereof; the Civil Rights Act of 1991; the Fair Credit Reporting Act; the Older Workers Benefit Protection Act, and/or any other applicable federal, state, city or local statutes, regulations, and all other claims. Notwithstanding the foregoing, Employee’s release does not release any claims that Employee cannot lawfully waive, nor does it release any rights of Employee under the Company’s plans identified in the last paragraph of Section 2 above, this Agreement, any indemnification agreement the Company entered into and in effect with Employee prior to the Effective Date, or Employee’s right to communicate with the Securities and Exchange Commission (“SEC”) regarding possible securities law violations or to file a charge or complaint with the SEC and obtain monetary recovery as a result of such charge or complaint.

b.     Release and Waiver of Claims by the Company. The Company on the Company’s own individual behalf and on behalf of the Company’s respective predecessors, successors and assigns, hereby releases and forever discharges Employee from any and all claims, demands, causes of action, obligations, charges, damages, liabilities, attorneys’ fees, and costs of any nature whatsoever, contingent, or non-contingent, matured or unmatured, liquidated or unliquidated, whether or not known, suspected or claimed, which the Company had, now has or may claim to have had as of the Effective Date against Employee by reason of any act or omission whatsoever, concerning any matter, cause or thing, including, without limiting the generality of the foregoing, any claims, demands, causes of action, obligations, charges, damages, liabilities, attorneys’ fees and costs relating to or arising out of any alleged violation of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or a tort, or any federal, state, municipal or other governmental statute, public policy, regulation or ordinance.

5.       Covenant to Return The Company Property. Employee hereby represents and warrants that on or before the Separation Date, Employee will return to the Company all the Company property and documents in Employee’s possession including, but not limited to: the Company files, notes, records, computer equipment, peripheral and/or communication devices, electronic media containing computer recorded information, tangible property, credit cards, entry cards, pagers, identification badges, keys, and any other items provided to the Employee; provided that Employee shall be entitled to keep his Company-issued laptop computer (subject to the removal of all Company files and information contained therein by the Company within a reasonable period of time following the Separation Date).

6.        Non-Disparagement. The Parties agree and promise that they will not undertake any disparaging conduct directed at the other Party, and that they will refrain from making any negative, detracting, derogatory, and unfavorable statements about the other Party including without limitation the Company’s officers, directors and shareholders. The Parties hereby agree and acknowledge, however, that the terms of this Section 6 would not and do not prevent them from providing truthful information in response to a legal subpoena and/or other legal process. The form of the press release to be used to announce the transition of Employee’s responsibilities as Chief Executive Officer of the Company on Employee’s separation of employment from the Company is set forth on Exhibit A to this Agreement (the “Press Release”). Neither Employee nor the Company or its affiliates shall make any public statement regarding Employee’s termination of employment that is inconsistent with the Press Release. The Company shall take commercially reasonable steps to ensure that its officers and directors understand, and agree to comply with, the terms of this Section 6.

7.       Future Cooperation. Employee agrees to cooperate with the Company and use Employee’s best efforts in responding to all reasonable requests by the Company for assistance and advice at reasonable times relating to matters and procedures in which Employee was involved or which Employee managed or was responsible for while Employee was employed by the Company. In requesting Employee’s cooperation, the Company shall take into account his other personal and professional obligations. The duties imposed by the Section 7 shall include a duty to appear and provide truthful testimony in any legal proceeding involving the Company. Employee will be reimbursed for reasonable out-of-pocket costs incurred by Employee as a result of Employee’s fulfillment of Employee’s responsibilities under this Section 7 (including reasonable attorney’s fees, to the extent not covered by Section 3(b) of this Agreement), plus compensation for his services at a rate equal to $325 per hour.

8.       Claims Involving The Company. Employee represents that Employee has not instituted, filed or caused others to file or institute any charge, complaint or action against the Company. Employee covenants that, to the full extent permitted by law, Employee will not file or institute complaint or action against the Company with respect to any matters arising before or on the date Employee signs this Agreement. Employee will not recommend or suggest to any potential claimants or employees of the Company or their attorneys or agents that they initiate claims or lawsuits against the Company, and/or any of its subsidiaries, nor will Employee voluntarily aid, assist, or cooperate with any claimants or employees of the Company or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against the Company and/or its subsidiaries; provided, however, that nothing in this Section 8 will be construed to prevent Employee from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena during any future legal proceedings involving the Company. Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit Employee’s right to communicate with the SEC regarding possible securities law violations or to file a charge or complaint with the SEC and obtain monetary recovery as a result of such charge or complaint.

9.       Entire Agreement. This Agreement embodies the entire agreement of all the Parties hereto who have executed it and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the Parties to this Agreement, except for all post-employment obligations of Employee under any other agreements between Employee and the Company regarding and/or including provisions addressing confidentiality, non-competition/non-solicitation, and/or any other separate agreements regarding other benefits including but not limited to incentive/bonus plans, restricted stock, stock option, performance units, pensions, retiree benefits, which will remain in full force and effect, it being understood that this Agreement is in addition to and not in substitution for the covenants and obligations, including any and all confidentiality, non-competition, and non-solicitation provisions, contained in such agreements. Notwithstanding the foregoing, the Parties agree that the non-competition period provided in Section 7(a) of the Employment Agreement shall be reduced from two (2) years to one (1) year following the Separation Date. The Parties to this Agreement acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement; that they have not executed this Agreement in reliance on any representation, inducement, promise, agreement, warranty, fact or circumstance, not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement or warranty not contained in this Agreement including, but not limited to, any purported settlements, modifications, waivers or terminations of this Agreement, shall be valid or binding, unless executed in writing by all of the Parties to this Agreement. This Agreement may be amended, and any provision herein waived, but only in writing, signed by the party against whom such an amendment or waiver is sought to be enforced.

10.      Costs and Attorney’s Fees. The Parties agree that in the event of a breach of any provision of this Agreement, the prevailing party shall pay all costs and attorney’s fees incurred in conjunction with enforcement of this Agreement, to the extent permitted by law. Notwithstanding the foregoing, the Company shall (within thirty (30) days following the Company’s receipt of a copy of Employee’s bill for legal services containing detailed descriptions and times of legal services provided to Employee) reimburse Employee for reasonable attorney fees incurred in the negotiation and execution of this Agreement up to a maximum of $25,000.

11.      Governing Law. Delaware law shall govern the validity and interpretation of this Agreement, without regard to its choice of law principles.

12.      No Admission of Wrongdoing. It is understood and agreed by the Parties that the promises, payments and consideration of this Agreement shall not be construed as an admission of any liability or obligation by either party to the other party or any other person.

13.     Voluntary. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto. The Parties acknowledge that they have had ample opportunity to have this Agreement reviewed by the counsel of their choice.

14.      Newly-Discovered Facts. The Parties hereby acknowledge that they may hereafter discover facts different from or in addition to those that they now know or believed to be true when they expressly agreed to assume the risk of the possible discovery of additional facts, and they agree that this Agreement will be and remain effective regardless of such additional or different facts. The Parties expressly agree that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown or unsuspected claims, demands, causes of action, governmental, regulatory or enforcement actions, charges, obligations, damages, liabilities, and attorneys’ fees and costs, if any, as well as those relating to any other claims, demands, causes of action, obligations, damages, liabilities, charges, and attorneys’ fees and costs specified herein.

15.      General Terms and Conditions.

a.     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

b.     This Agreement may be executed in two counterparts and via facsimile and/or email, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

c.     Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected. This Agreement shall not be construed in favor of one party or against the other.

d.     The failure to insist upon compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

e.     This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, successors, and assigns.

16.     Arbitration. Except to the extent that claims by the Company or Employee are for injunctive relief, any disputes, claims or difference of opinion between Employee and the Company (including all employees, partners or contractors of the Company) involving the formation of this Agreement, or the meaning, interpretation, or application of any provision of this Agreement, or any other dispute between Employee and the Company which relates to or arises out of or relates to the employment relationship or separation thereof between the parties, shall be settled exclusively by binding arbitration before one neutral arbitrator pursuant to the Employment Rules of the American Arbitration Association applicable to employment related disputes, and judgment on the award rendered by the arbitrator may be entered and enforced in any court having jurisdiction thereof.

17.     Code Section 409A Compliance. The parties hereto intend that the payments set forth in Section 2.a. shall be treated as payments other than deferred compensation pursuant to the “short-term deferral” exception set forth in Treasury Regulation section 1.409A-1(b)(4), and the payment reductions set forth in Section 2.a.(ii) shall be treated, to the maximum extent possible, as payments other than deferred compensation pursuant to the “medical benefits” exception set forth in Treasury Regulation section 1.409A-1(b)(9)(v)(B).

Attestation

PLEASE READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE HEREBY STATES THAT, BEING OF LAWFUL AGE AND LEGALLY COMPETENT TO EXECUTE THIS AGREEMENT, EMPLOYEE HAS SIGNED THIS AGREEMENT AS A FREE AND VOLUNTARY ACT AND BEFORE DOING SO EMPLOYEE HAS BECOME FULLY INFORMED OF ITS CONTENT BY READING THE SAME OR HAVING IT READ TO EMPLOYEE SO THAT EMPLOYEE FULLY UNDERSTANDS ITS CONTENT AND EFFECT. OTHER THAN AS STATED HEREIN, THE PARTIES AGREE THAT NO PROMISE OR INDUCEMENT HAS BEEN OFFERED FOR THIS AGREEMENT AND THAT THE PARTIES ARE LEGALLY COMPETENT TO EXECUTE THE SAME.

EMPLOYEE FURTHER STATES THAT EMPLOYEE HAS BEEN ADVISED TO CONSULT AN ATTORNEY, THAT EMPLOYEE HAS BEEN GIVEN SUFFICIENT OPPORTUNITY TO REVIEW THIS DOCUMENT WITH AN ATTORNEY BEFORE EXECUTING IT AND THAT EMPLOYEE HAS DONE SO OR HAS VOLUNTARILY ELECTED NOT TO DO SO.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: November 15, 2017	PROVIDENCE SERVICE CORPORATION

By: /s/ Christopher S. Shackelton

Title: Chairman of the Board of Directors

Dated: November 15, 2017	/s/ James Lindstrom
James Lindstrom

EXHIBIT A
PRESS RELEASE

Providence Appoints Carter Pate as Interim Chief Executive Officer

STAMFORD, Conn., November 15, 2017 – The Providence Service Corporation (the “Company” or “Providence”) (Nasdaq: PRSC) today announced that Carter Pate has been appointed as Interim Chief Executive Officer. Mr. Pate replaces James Lindstrom, who has resigned as President and Chief Executive Officer. Mr. Lindstrom has also resigned from the Company’s Board of Directors. Providence will conduct a search to identify a new Chief Executive Officer.

Mr. Pate brings to Providence extensive experience in healthcare, logistics, transportation and government contracting, areas directly aligned with the Company’s operating businesses and end markets. Mr. Pate currently serves as Founder and CEO of Carter Pate, LLC, a resource for management and boards of directors seeking expertise and interim C-suite services. Prior to that, he served as the CEO of one of the largest privately owned passenger transportation contracting firms based in the United States. Previously, Mr. Pate spent nearly two decades at PricewaterhouseCoopers where he held multiple leadership positions advising Fortune 500 companies and G-20 governments, leading change management to drive and improve business objectives. Effective immediately, Mr. Pate’s objective is to bridge Providence through this growth phase to a new, permanent CEO.

“We are pleased to welcome Carter to Providence as Interim CEO as we embark on the next phase of the Company’s growth and development. Carter has considerable operating, financial, and executive leadership experience in industries that align directly with Providence’s end markets,” said Chris Shackelton, Chairman of the Board of Directors. “With his relevant industry expertise and proven track record, Carter is ideally suited to lead initiatives to create further value as we continue to focus on our capital allocation strategy, review market expansion opportunities, and accelerate margin enhancement efforts across our portfolio companies. As evidenced by our recent results, Providence is well-positioned with a solid operational foundation, robust cash flow and a healthy balance sheet. I look forward to his leadership as we continue to work hard to deliver strong performance for our shareholders.”

Mr. Shackelton continued, “As we look to the future, Jim determined, and the Board agreed, that the time was right for a change in leadership. On behalf of the Board, I would like to thank Jim for his dedication to Providence since early 2015. Jim played a critical role in driving the Company’s multi-year strategy to sharpen its focus, achieve excellence in capital allocation and operations and ultimately, generate value for Providence’s shareholders.”

“I am excited to take on the role of Interim CEO, working alongside Providence’s outstanding Board and executive team,” Mr. Pate said. “Providence has built a strong portfolio of leading service providers and networks that operate in markets with significant long-term growth potential. The Company is well-positioned to leverage its scale advantages and technology innovation to drive further operational and client benefits. I look forward to working closely with the many talented and dedicated employees as we build a stronger and more valuable Providence.”

“After nearly two and a half years as CEO, a period of significant transformation, growth and development at Providence, the Board and I believe that now is the right time for a new CEO with different skills to transform Providence into an even more effective leader in its segments,” said Mr. Lindstrom. “It has been an honor to lead this Company, working alongside the best in the business. I am proud of all that we have achieved together, and am confident that Providence has the right plan and the right team in place to achieve its objectives.”

About R. Carter Pate

R. Carter Pate joins Providence from Carter Pate, LLC, where he serves as Founder and CEO. He previously worked at one of the largest privately owned passenger transportation contracting firms, where he served as CEO from 2011 to 2014. Prior to that, Mr. Pate spent nearly two decades at PricewaterhouseCoopers (“PwC”), most recently serving as Global & U.S. Managing Partner, Capital Projects, Infrastructure & Government Practice. During his tenure at PwC, Mr. Pate held multiple leadership positions and advised Fortune 500 companies and G-20 governments. He currently serves as Chairman of the Board of Directors for BioScrip, Inc. and Board Chair of Compensation for Advanced Emissions Solutions, Inc. Author of "The Phoenix Effect" (now in five languages), Mr. Pate was recently named a “Board Governance Fellow” by the National Association of Corporate Directors. He holds a Masters of Accounting & Information Management from the University of Texas at Dallas and his B.S. in Accounting from Greensboro College.

About Providence

The Providence Service Corporation owns interests in subsidiaries and other companies that are primarily engaged in the provision of healthcare and workforce development services for public and private sector entities seeking to control costs and promote positive outcomes. For more information, please visit prscholdings.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, our continuing relationship with government entities and our ability to procure business from them, our ability to manage growing and changing operations, the implementation of the healthcare reform law, government budget changes and legislation related to the services that we provide, our ability to renew or replace existing contracts that have expired or are scheduled to expire with significant clients, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact

David Shackelton – Chief Financial Officer

(203) 307-2800